Exhibit 5.2

October 29, 2015

Allied World Assurance Company Holdings, AG

Gubelstrasse 24, Park Tower, 15th Floor

6300 Zug, Switzerland

Allied World Assurance Company Holdings, Ltd

27 Richmond Road

Pembroke HM 08

Bermuda

Re:                             Offering of Senior Notes of Allied World Assurance Company Holdings, Ltd

Dear Ladies and Gentlemen:

We have acted as United States counsel for Allied World Assurance Company Holdings, Ltd, a Bermuda exempted company (the “Issuer”), and Allied World Assurance Company Holdings, AG, a Switzerland corporation (the “Company”), in connection with the offering of $500 million aggregate principal amount of 4.35% Senior Notes due 2025 of the Issuer (the “Notes”).  The Notes are being issued under that certain Indenture, dated as of the date hereof (the “Base Indenture”), among the Issuer, as issuer, the Company, as guarantor, and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of the date hereof (the “First Supplemental Indenture” and together with the Base Indenture, the “Indenture”), among the Issuer, the Company and the Trustee.  The Notes are to be guaranteed pursuant to that certain Senior Debt Securities Guarantee Agreement, dated as of the date hereof (the “Guarantee,” and together with the Notes, the “Securities”), by and between the Company and the Trustee.  The Securities are being offered pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), and have been registered under the Registration Statement of the Company on Form S-3 (Reg. No. 333-205082) (the “Registration Statement”).

In rendering the opinions expressed herein, we have examined and are familiar with (i) the Registration Statement, including the base prospectus contained therein (the “Prospectus”), (ii) the supplement to the Prospectus, dated October 26, 2015, as filed with the Securities and Exchange Commission on October 28, 2010 (the “Prospectus Supplement”), (iii) the Indenture, (iv) the Guarantee and (v) that certain Underwriting Agreement, dated October 26, 2015, among the Issuer, the

NEW YORK    WASHINGTON    PARIS    LONDON    MILAN    ROME    FRANKFURT    BRUSSELS

in alliance with Dickson Minto W.S., London and Edinburgh

Company (solely for purposes of Sections 8 and 9 thereof) and Barclays Capital Inc. and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters listed on Schedule A thereto (the “Underwriting Agreement”) relating to the sale of the Securities.  We have also examined such other documents and instruments and have made such further investigations as we have deemed necessary or appropriate in connection with this opinion.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified copies or photocopies.  In addition, in such examination, we have assumed (a) the due organization and valid existence of the Issuer and the Company, (b) the due authorization, execution, authentication and delivery by all persons of the Indenture, the Notes, the Guarantee and each of the documents related thereto, and (c) that each of such parties has the legal power to act in the respective capacity or capacities in which he, she or it is to act thereunder.

In rendering the opinions expressed below, we have relied on factual representations by officials of the Issuer and the Company and statements of fact contained in the documents we have examined.

Based upon and subject to the foregoing and the qualifications expressed below, and having regard for legal considerations we deem relevant, we are of the opinion that:

(1)                                 The Notes constitute valid and legally binding obligations of the Issuer entitled to the benefits of the Indenture and enforceable against the Issuer in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law) (collectively, the “Enforceability Limitations”);

(2)                                 The Indenture constitutes a valid and legally binding agreement of the Issuer, enforceable against the Issuer in accordance with its terms, subject to the Enforceability Limitations; and

(3)                                 The Guarantee constitutes a valid and legally binding agreement of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to the Enforceability Limitations.

The opinions expressed herein are subject to the following assumptions, qualifications and exceptions:

(i)                                     We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware, and the federal laws of the United States of America.

(ii)                                  Enforcement of any contract or agreement or of any security or other instrument issued thereunder may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws affecting the rights of creditors generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law), including principles of commercial reasonableness or conscionability and an implied covenant of good faith and fair dealing, which principles of equity are of general application, and, when applied by a court, might cause such court to, among other things, (A) not allow a creditor to accelerate the maturity of a debt or terminate a forbearance period relating to a debt, or to realize upon any security for the payment of such debt, upon the occurrence of a default deemed immaterial or (B) include a requirement that a creditor or other holder act with reasonableness and good faith.

(iii)                                             Certain of the remedial provisions, including waivers, with respect to the exercise of remedies contained in any contract or agreement or security or instrument referenced above are or may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of any such contract or agreement, taken as a whole.

(iv)                                            Insofar as any contract or agreement or security or instrument referenced above provides for indemnification or contribution or waivers of rights or defenses, enforcement thereof may be limited by public policy considerations or other applicable law.

(v)                                               We express no opinion as to provisions of any contract or agreement or security or instrument insofar as such provisions relate to: (1) the subject matter jurisdiction of the courts specified therein, if any, to adjudicate any controversy related to such contract or agreement, (2) any waiver of jury trial contained therein, (3) any right of set-off or provision for liquidated damages, (4) any limitations on the effectiveness of oral amendments, modifications, consents and waivers, and (5) any waiver of objection to venue set forth therein with respect to proceedings in the courts specified therein.

The opinions expressed herein are given as of the date hereof, and we assume no obligation to update (including with respect to any action which may be required in the future to perfect or continue the perfection of any security interest) or supplement such opinions or views to reflect any fact or circumstance that may hereafter come to our attention or any change in law that may hereafter occur or hereinafter become effective.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus Supplement. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

WILLKIE FARR & GALLAGHER LLP